SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HERBALIFE LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 19, 2009

Dear Shareholders:

As you know, we will hold our Annual General Meeting of Shareholders on April 30, 2009. Enclosed is a supplement to the Proxy Statement that we previously filed with the Securities and Exchange Commission on March 16, 2009, concerning the Annual General Meeting. You should carefully read the supplement in conjunction with the Proxy Statement prior to voting on the proposals described in the Proxy Statement. Except as specifically set forth in the supplement, the supplement does not otherwise update any information as originally filed and does not reflect events occurring after the original filing date of the Proxy Statement.

Sincerely,

BRETT R. CHAPMAN
General Counsel and Corporate Secretary

SUPPLEMENT TO PROXY STATEMENT DATED MARCH 16, 2009

Herbalife Ltd., or the Company, is filing this Supplement to Proxy Statement to revise and supplement certain disclosure in its Proxy Statement related to its 2009 Annual General Meeting of Shareholders originally filed with the Securities and Exchange Commission on March 16, 2009, or the Proxy Statement. Except as specifically set forth below, this Supplement does not otherwise update any information as originally filed and does not reflect events occurring after the original filing date of the Proxy Statement.

The third and forth sentences of the paragraph under the heading “General” on page 18 of the Proxy Statement are replaced with the following:

“For 2008 this goal was a targeted earnings per share, or EPS, of $3.17. As discussed below, for Mr. Johnson, payout pursuant to the “alternative” award was also subject to a net sales growth goal. The annual incentive funded and payable to each of Messrs. Johnson, Goudis, and Chapman is based solely on EPS, and net sales growth, as applicable, without Committee discretion.”

The second to last sentence of the second paragraph under the heading “Targets and Determination” on page 18 of the Proxy Statement is replaced with the following:

“For 2008, the Committee established an EPS goal under the “regular” performance award and both an EPS and a net sales growth rate goal (weighted equally) under the “alternative” performance award.”

The “Michael O. Johnson (alternative)” line item in the table at the top of page 19 of the Proxy Statement is deleted. The paragraph that immediately follows that table is replaced with the following:

“Under the terms of Mr. Johnson’s employment agreement, there is no bonus funding under the portion of the “alternative” performance award based upon the EPS goal unless the Company achieves its threshold EPS of $3.17. At the threshold level of performance, the payout under the EPS portion of the “alternative” performance award would be 18.75% of Mr. Johnson’s base salary. Bonus funding and payout under the EPS portion of the “alternative” performance award increases by 10% of Mr. Johnson’s base salary upon achievement of EPS of $3.27 and thereafter increases by an additional 1% of base salary for each $0.01 increase in EPS, with a maximum payout of 37.5% of base salary if EPS equals or exceeds $3.37.

Under the terms of Mr. Johnson’s employment agreement, there is no bonus funding under the portion of the “alternative” performance award based upon the net sales growth rate goal unless the Company achieves its threshold net sales growth rate of 8.0%. At the threshold level of performance, the payout under the net sales growth rate portion of the “alternative” performance award would be 18.75% of Mr. Johnson’s base salary. Bonus funding and payout under the net sales growth rate portion of the “alternative” performance award increases by 10% of Mr. Johnson’s base salary upon achievement of a net sales growth rate of 8.2% and thereafter increases by an additional 1% of base salary for each 0.1% or 0.2% increase in the net sales growth rate, with a maximum payout of 37.5% of base salary if the net sales growth rate equals or exceeds 9.8%.

Based on the Company’s 2008 EPS and net sales growth rate, adjusted for certain non-recurring items that were agreed upon by the Committee at the time bonus targets were originally set, including nonrecurring expenses arising under our 2008 Reorganizing for Growth Plan and an increase in a tax valuation allowance on deferred tax assets, the Committee recommended, and the independent members of the Board of Directors approved, the full amount under the applicable achievement tiers to Mr. Johnson in respect of each of his “regular” and “alternative” performance awards. On the basis of the same 2008 EPS, each of Messrs. Chapman and Goudis received the full amount due to them under the applicable achievement tier as set forth above and, in consideration of the achievement of the corporate and individual performance criteria specified in the Senior Management Bonus Plan, Mr. Johnson recommended, and the Committee approved, the incentive awards to each of Messrs. Walsh and Henig as are set forth in the “2008 Summary Compensation Table” under the heading “Non-Equity Incentive Plan Compensation.””

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